Exhibit 99.1

First Capital, Inc. Completes its Acquisition of Peoples Bancorp, Inc. of Bullitt County

CORYDON, Ind., December 7, 2015  (GLOBE NEWSWIRE) — First Capital, Inc. (NASDAQ:FCAP) (“First Capital”) announced today that on Friday, December 4, 2015, it successfully completed its previously announced acquisition of Peoples Bancorp, Inc. of Bullitt County (“Peoples”).  The cash and stock transaction was valued at approximately $29.5 million based upon the $25.44 per share average closing price of First Capital common stock for the 20 days ended Friday, November 27, 2015.

Peoples, headquartered in Shepherdsville, Kentucky, was the holding company for Peoples Bank of Bullitt County which has merged with and into First Harrison Bank, a federally-chartered savings association and wholly-owned subsidiary of First Capital, with First Harrison Bank as the surviving bank.

William W. Harrod, President and Chief Executive Officer of First Capital stated “we would like to welcome all Peoples Bank customers and employees to First Harrison Bank.  We are excited to enter the Kentucky market and offer expanded products and services and to introduce you to the First Harrison Bank brand of community banking.”

First Capital is listed on the NASDAQ Global Market (under the symbol “FCAP”) and is a community-focused savings and loan holding company with assets of approximately $700 million.  Through First Harrison Bank, First Capital offers full banking services and currently has 17 offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.  First Harrison Bank, through its business arrangement with Investment Centers of America, member SIPC, offers non-FDIC insured investments to complement its traditional banking products and services.